Exhibit 3.31

CERTIFICATE OF INCORPORATION

OF

ENTERTAINMENT WEEKLY INC.

1. The name of the corporation is:

Entertainment Weekly Inc.

2. The address of its registered office in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100) and the par value of each of such shares is One Dollar ($1.00). All such shares are of one class and are shares of Common Stock.

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and mailing address of the incorporator is:

Janice M. Cannon

Time Incorporated

1271 Avenue of the Americas

New York, New York 10020

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of July, 1989.

/s/ Janice M. Cannon
Janice M. Cannon